Exhibit 10.5

RESTRICTED STOCK UNIT INDUCMENT AWARD AGREEMENT

Potbelly corporation

Executive: Robert D. Wright

As a material inducement for the Executive to commence employment as the Chief Executive Officer of Potbelly Corporation, a Delaware corporation (the “Company”), effective as of July 20, 2020 in accordance with Nasdaq Listing Rule 5635(c)(4), effective as of August 5, 2020 (the “Grant Date”), the Executive is hereby granted an award of restricted stock units (“Restricted Stock Units”) with respect to 300,000 shares of the Company’s common stock, $.01 par value (“Common Stock”). The Award is subject to the following terms and conditions (sometimes referred to as this “Award Agreement”).  Terms used in this Award Agreement are defined elsewhere in this Award Agreement; provided, however, that, solely for convenience, capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Potbelly Corporation 2019 Long-Term Incentive Plan (as the same may be amended from time to time, the “Incentive Plan”); provided, however, that, as indicated in Section 1, certain capitalized terms used herein shall have the meaning specified in the Employment Agreement between the Company and the Executive dated July 20, 2020 (the “Employment Agreement”).  Notwithstanding any provision of this Award Agreement, this Award is not granted under the Incentive Plan.

1.Vesting and Forfeiture of Restricted Stock Units.   All Restricted Stock Units shall be unvested unless and until they become vested and nonforfeitable in accordance with this Section 1.  Subject to the terms and conditions of this Award Agreement, fifty percent (50%) of the shares of Common Stock subject to the Restricted Stock Units awarded hereunder shall vest on July 20, 2021 and the remaining fifty percent (50%) of the shares of Common Stock subject to the Restricted Stock Units awarded hereunder shall vest at the rate of one twenty-fourth (1/24) of such shares of Common Stock on August 20th of each month, beginning on August 20, 2022 (each a “Vesting Date”), provided, in any case, that the Executive’s Termination Date has not occurred as of the applicable Vesting Date. Notwithstanding the foregoing, if and only if a Change in Control occurs prior to an applicable Vesting Date and if the Termination Date occurs on or within twelve (12) months following the Change in Control by reason of termination by the Company without Cause or termination by the Executive for Good Reason, then the Termination Date shall be the “Vesting Date” with respect to any Restricted Stock Units that have not vested prior to the Termination Date. All Restricted Stock Units that are not vested upon the Executive’s Termination Date shall immediately expire and shall be forfeited and the Executive shall have no further rights thereto.  For purposes of this Award Agreement, the terms “Change in Control,” “Termination Date,” “Cause,” and “Good Reason” shall have the meaning specified in the Employment Agreement. Restricted Stock Units that have become vested on a Vesting Date are referred to as “Vested Stock Units”.

2.Payment of Restricted Stock Units.  Any Restricted Stock Units that become Vested Stock Units on a Vesting Date in accordance with Section 1 shall be paid promptly upon (but not more than thirty (30) days after) the applicable Vesting Date by delivery of one share of Common Stock for each such Vested Stock Unit being paid as of such date, subject to the terms and conditions of this Award Agreement.

3.Designation of Beneficiary.  The Executive may designate a person or persons to receive payment in respect of the Executive’s Vested Stock Units, in accordance with the terms of this Award Agreement, in the event that the Executive dies prior to the payment in respect of such Restricted Stock Units (a “Beneficiary”).  Such designation, or any change to a prior designation of a Beneficiary, must be done by giving notice to the Committee on a form designated by the Committee.  If, upon the death of the Executive, the Committee has determined that there is no designated Beneficiary for part or all of the Executive’s Vested Stock Units, such Restricted Stock Units shall be paid, in accordance with the terms of the Award Agreement, to the Executive’s estate (and the estate shall be deemed to be the Beneficiary for purposes of the Award Agreement).

4.Withholding.  All payments or distributions with respect to Vested Stock Units pursuant to this Award Agreement are subject to withholding of all applicable taxes. At the election of the Executive and subject to such rules and limitations as may be established by the Committee from time to time, withholding obligations may be satisfied through the surrender of Common Stock which the Executive already owns or to which the Executive is otherwise entitled pursuant to this Award Agreement provided that the amount withheld in the form of shares of Common Stock under this Section 4 may not exceed the minimum statutory withholding obligation (based on the minimum statutory withholding rates for Federal and state purposes, including, without limitation, payroll taxes).

5.Miscellaneous.

(a)

Administration.  The authority to administer and interpret this Award and this Award Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Award and this Award Agreement as it would have if the Award was made under the Incentive Plan.  Any interpretation of this Award or this Award Agreement by the Committee and any decision made by it with respect to this Award or this Award Agreement is final and binding on all persons.

(b)

Adjustment of Award. The number of Restricted Stock Units awarded pursuant to this Award may be adjusted by the Committee in a manner consistent with Section 2.2 of the Incentive Plan to reflect certain corporate transactions which affect the number, type or value of the Restricted Stock Units

(c)

Transfer Restrictions.  This Award Agreement, the Executive’s rights hereunder, and the Restricted Stock Units are not transferable by the Executive except as designated by the Executive by will or by the laws of descent and distribution.

(d)

Securities Law Requirements.  Notwithstanding any other provision of this Award Agreement, the Company shall have no liability to make any distribution of Common Stock under this Award Agreement unless such delivery or distribution would comply with all applicable laws.  In particular, no shares will be delivered to the Executive unless, at the time of delivery, the shares qualify for exemption from, or are registered pursuant to, applicable federal and state securities laws.

(e)

Notices.  Any notice required or permitted under this Award Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Committee or the Company at the Company’s principal offices, to the Executive at the Executive’s address as last known by the Company or, in any case, such other address as one party may designate in writing to the other.

(f)

Unfunded Obligation.  The Award shall not be funded, no trust, escrow or other provisions shall be established to secure payments and distributions due hereunder, and this Award shall be regarded as unfunded for purposes of the Employee Retirement Income Security Act of 1974, as amended, and the Code.  The Executive shall be treated as a general, unsecured creditor of the Company with respect to amounts payable hereunder, and shall have no rights to any specific assets of the Company.

(g)

Successors and Assigns.  This Award Agreement shall be binding upon and inure to the benefit of all successors and assigns of the Company and the Executive, including without limitation, the estate of the Executive and the executor, administrator or trustee of such estate or any receiver or trustee in bankruptcy or representative of the Executive’s creditors.

(h)

Severability.  The terms or conditions of this Award Agreement shall be deemed severable and the invalidity or unenforceability of any term or condition hereof shall not affect the validity or enforceability of the other terms and conditions set forth herein.

(i)

No Rights to Continued Service; No Rights as Stockholder.  The Award does not constitute a contract of employment or continued service, and the grant of the Award shall not give the Executive the right to be retained in the employ or service of the Company or any of its affiliates, nor any right or claim to any benefit under this Award Agreement, unless such right or claim has specifically accrued under the terms of this Award Agreement.

(j)	Governing Law. The validity and construction of this Agreement shall be determined in accordance with the laws of the State of Illinois and applicable federal law.
(k)	Counterparts. This Award Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.
(l)

Amendment. The Committee may amend this Award Agreement, provided that no amendment or termination may, in the absence of written consent to the change by the Executive (or, if the Executive is not then living, the affected beneficiary), adversely affect the rights of the Executive or beneficiary under this Award Agreement. Adjustments described in Section 5(b) shall not be subject to the terms of this Section 5(l).
(m)

Section 409A.  It is intended that any amounts payable under this Award Agreement shall either be exempt from or comply with section 409A of the Code.  The provisions of this Award shall be construed and interpreted in accordance with section 409A of the Code.  Notwithstanding any other provision of this Award Agreement to the contrary, if any payment or benefit hereunder is subject to section 409A of the Code, and if such payment or benefit is to be paid or provided on account of the Executive’s termination of employment (or other separation from service):

(i)

and if the Executive is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code) and if any such payment or benefit is required to be made or provided prior to the first day of the seventh month following the Executive’s separation from service or termination of employment, such payment or benefit shall be delayed until the first day of the seventh month following the Executive’s termination of employment or separation from service; and

(ii)

the determination as to whether the Executive has had a termination of employment (or separation from service) shall be made in accordance with the provisions of section 409A of the Code and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder.

IN WITNESS WHEREOF, the parties have caused this Award Agreement to be executed as of the Grant Date.

EXECUTIVEPOTBELLY CORPORATION

/s/ Robert D. Wright_______________By: /s/ Matthew J. Revord

Name:  Robert D. Wright            Name: Matthew J. Revord _______________

Its: Chief Legal Officer____________

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